Exhibit 10.1
*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4) and 240.24b-2
MBL — Akorn Binding Term Sheet- July 3, 2008
     Following mediation on June 26, 2008 with the Hon. Charles B. Swartwood III of JAMS, Massachusetts Biologic Laboratories of the University of Massachusetts Medical School (“MBL”) and Akorn, Inc. (“Akorn”) hereby enter into this Binding Term Sheet as of July 2, 2008.
Recitals
1.	MBL as manufacturer and Akorn as distributor entered into an Exclusive Distribution Agreement for Td vaccine on March 22, 2007 (the “Exclusive Distribution Agreement”).
2.	To resolve their current disputes, the parties wish to amend their Exclusive Distribution Agreement, and to enter into certain releases concerning past events, as follows:
Terms
1.	Exchange of Single Dose for Multi-Dose Vials. MBL will provide an exchange of single dose Td vaccine for multi-dose Td vaccine as follows:
1.1.	Destruction of Multi-Dose Vials to MBL. MBL will accept from Akorn for return [***...***] doses in multi-dose vials for destruction, which Akorn currently holds in inventory (the “Original Doses”). Rather than physically return the Original Doses, Akorn at its cost shall arrange for the destruction of the Original Doses, on or before July 31, 2008. Akorn shall (i) pay the destruction costs billed by the contractor responsible for the destruction of the Original Doses (the “Contractor”); and (ii) provide MBL with the Contractor’s destruction certificate for the Doses, as well as all required documentation to allow proper processing for Excise Tax purposes.
1.2.	Delivery of Single Dose Vials to Akorn. MBL will make available to Akorn for pickup [***...***] doses in single dose vials (the “Replacement Doses”). In consideration of Akorn’s timely payment of the first installment of the Year 1 Resolution Amount (as such term is defined in Section 3 (Akorn Resolution Payment) below).Replacment Doses will be made available in full lot quantities not to exceed the [***...***] total. Akorn will arrange for pick up of the replacement doses between August 1 and September 30, 2008 no later than 7 days after notification by MBL that the doses are released. All replacement doses will be available by September 23, 2008.
1.3.	Excise Tax. As the quantities of Original Doses being destroyed equal the Replacement Doses, the parties expect the credit issued for the destruction of the Original Doses will offset the Federal Excise Tax due on the Replacement Doses. This will require Akorn to provide proper documentation per section 1.1. To be clear, MBL will process the Federal Excise Tax and apply the credit to its quarterly Federal Excise Tax filing and thus no new charge of excise tax will be made for replacement doses to Akorn.
2.	Additional Year 1 Single Dose Vials. In consideration of Akorn’s timely payments under Section 3 (Akorn Resolution Payment), MBL shall make available to Akorn for pickup [***...***] doses in single dose vials, satisfying Akorn’s Year 1 purchase

*	CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4) and 240.24b-2
commitment, by July 8, 2008. Akorn shall take delivery of these doses on or before July 8, 2008.
3.	Akorn Resolution Payment. In consideration of Section 2 (Additional Year 1 Single Dose Vials), Akorn shall pay MBL the amount of [***...***] inclusive of federal excise tax (the “Year 1 Resolution Amount”) in the following two installments: (i) Akorn shall pay [***...***] MBL on July 7, 2008; and (ii) Akorn shall pay [***...***] to MBL on July 31, 2008.
4.	Year 2.
4.1.	Year 2 Dose and Payment Amounts. In Year 2, Akorn shall pick-up and pay for, and MBL shall manufacture, [***...***] single dose vials in the contract price amount of [***...***] per dose inclusive of federal excise tax for a total of [***...***] inclusive of federal excise tax (the “Year 2 Doses”). Payment terms shall be net forty-five (45) days.
4.2.	Year 2 Schedule of Pick-Ups. Akorn shall pick-up the Year 2 Doses in nine (9) shipments, on the second Wednesday of each month, commencing on October 8, 2008. The quantities of those nine (9) shipments will be as follows:
4.2.1.	October 2008 [***...***]

4.2.2.	November 2008 [***...***]

4.2.3.	December 2008 [***...***]

4.2.4.	January 2009 [***...***]

4.2.5.	February 2009 [***...***]

4.2.6.	March 2009 [***...***]

4.2.7.	April 2009 [***...***]

4.2.8.	May 2009 [***...***]

4.2.9.	June 2009 [***...***]
5.	Year 3.
5.1.	Year 3 Dose and Payment Amounts. In Year 3, Akorn shall pick-up and pay for, and MBL shall manufacture, [***...***] single dose vials in the contract price amount of [***...***] inclusive of federal excise tax (the “Year 3 Doses”). This dosage commitment is based upon a price of [***...***] including Federal Excise Tax. Payment terms shall be net forty-five (45) days.
5.2.	Year 3 Schedule of Pick-Ups. Akorn shall pick-up the Year 3 Doses in twelve (12) equal shipments, on the second Wednesday of each month, commencing on July 8, 2009.

*	CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

*Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4) and 240.24b-2
6.	Payment Delays. MBL is not obligated to release product for pickup if Akorn is delinquent in payments.
7.	Termination for Cause. Section 11 of the Exclusive Distribution Agreement shall remain the same.
8.	Completion and Execution of Formal Agreements. The Parties will use best efforts to convert this term sheet into (a) an Amendment to the Exclusive Distribution Agreement, and (b) a Mutual Release, on or before July 8, 2008.
9.	Distribution to Massachusetts Users. The Massachusetts DPH, responsible for distribution of MBL Td vaccine in Massachusetts, shall be entitled to retain McKesson under CDC contract to distribute such Td vaccine provided each of the following conditions is met: (i) such distribution is at no cost to customers of the Td vaccine, and (ii) such customers are located in Massachusetts.
10.	Formal Agreement; Binding Nature of This Term Sheet. The parties shall promptly (no later than July 8, 2008) incorporate all material terms of the above provisions of this Term Sheet into a formal Amendment to the Exclusive Distribution Agreement, to be executed by all parties. Notwithstanding this formal amendment to follow, the parties understand and agree that this Term Sheet and all material terms shall be binding and enforceable.
11.	Mutual Releases. Each party agrees to provide the other with a release, releasing such party from all claims, demands, disputes, or objections based in contract, tort, other theories, arising (i) out of the formation, negotiation, performance, or other activities or omissions concerning the Exclusive Distribution Agreement, and (ii) out of their relationship with respect to Td vaccine to date, except with respect to this term sheet and obligations under the Exclusive Distribution Agreement that are not being amended.
12.	Confidentiality. The terms and conditions of this settlement shall remain confidential except for disclosures required by law. The parties agree that the formal Amendment to the Exclusive Distribution Agreement will contain a standard confidentiality provision.

Akorn, Inc.	Massachusetts Biologic Laboratories of the
University of Massachusetts Medical School

By:	/s/ Arthur Przybyl Arthur Przybyl	By:	/s/ Donna M. Ambrosinio Donna M. Ambrosino, M.D.
	President and CEO		Director

*	CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.